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EXHIBIT 10.36

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Executive Employment Agreement dated as of July 26, 2004, is between Allis-Chalmers Corporation and Victor M. Perez. Certain capitalized terms used herein are defined in Section 1 below.

                                R E C I T A L S:

         A. Company wishes to employ Executive, and Executive desires to accept employment with Company, by entering into a written agreement to specify the terms and conditions of Executive's continued employment with Company;

         B. Executive is to be employed as Chief Financial Officer as of July 30, 2004 of Company, and shall be an integral member of its management team;

         C. Company considers the maintenance of a sound management team, including Executive, essential to protecting and enhancing its best interests and those of its stockholders;

         D. Company recognizes that the possibility of a change in control of Company may result in the departure or distraction of management to the detriment of Company and its stockholders; and

         E. Company has determined that appropriate steps should be taken to obtain and retain the continued attention and dedication of selected members of Company's management team to their assigned duties without the distraction arising from the possibility of a change in control of Company.

         NOW, THEREFORE, in consideration of Executive's past and future employment with Company and other good and valuable consideration, the parties agree as follows:

         SECTION 1. DEFINITIONS. As used in this Agreement, the following terms will have the following meanings:

              (a) AGREEMENT refers to the Executive Employment Agreement represented by this document.

              (b) CAUSE has the meaning ascribed to it in Section 7(a)(ii).

              (c) CHANGE IN CONTROL means:



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                   (i) The acquisition after the date hereof by any individual, entity or group, or a Person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than an Excluded Person, of ownership of more than 50% of either: (i) the then outstanding shares of Common Stock ("Outstanding Common Stock"); or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors ("Outstanding Voting Securities");

                   (ii) Individuals who, as of the date hereof, constitute the
              Board of Directors of the Company ("Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of
              1934) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

                   (iii) Approval by the stockholders of the Company of a
              reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, or at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

                   (iv) Approval by the stockholders of the Company of (i) a
              complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (1) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election for directors is then beneficially owned, directly or indirectly, by all or substantially all of the

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              individuals and entities who were the beneficial owners,
              respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be; or (2) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

              (d) CODE means the Internal Revenue Code of 1986, as amended.

              (e) COMMENCEMENT DATE has the meaning ascribed to it in Section 4.

              (f) COMPANY means Allis-Chalmers Corporation.

              (g) CONFIDENTIAL INFORMATION has the meaning ascribed to it in
         Section 9(b).

              (h) CONSTRUCTIVELY TERMINATED with respect to an Executive's employment with Company will be deemed to have occurred if Executive terminates his employment within six months following the date on which
         Company:

                   (i) demotes Executive to a lesser position, either in title or responsibility, than the highest position held by Executive with Company at any time during Executive's employment with Company after the date hereof unless the Company reverses such demotion within 30 days after receiving written notice of such demotion from Executive;

                   (ii) decreases Executive's salary below the highest level in effect at any time during Executive's employment with Company or reduces Executive's benefits and perquisites below the highest levels in effect at any time during Executive's employment with Company (other than as a result of any amendment or termination of any Executive or group or other executive benefit plan, which amendment or termination is applicable to all executives of Company or any reduction in benefits that Company cures within 30 days after receiving written notice of such reduction from Executive);

                   (iii) requires Executive to relocate to a principal place of business more than 50 miles from the principal place of business occupied by Company on the date hereof, unless the Company reverses such relocation within 30 days after receiving written notice of Executive's intention to terminate his employment in reliance on this Section;

                   (iv) is subject to a Change In Control, unless Executive
              accepts employment with a successor to Company; or

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                   (v) breaches any other material term of this Agreement which is not cured by Company within 30 days after receiving notice of such breach from Executive.

              (i) DESIGNATED INDUSTRY has the meaning ascribed to it in Section 10(a)(i)(1).

              (j) DETERMINATION has the meaning ascribed to such term in Section 1313(a) of the Code.

              (k) DISABILITY with respect to Executive shall be deemed to exist if he meets the definition of disability under the terms of the Company's current long-term disability policy (or any replacement long-term disability policy). Any refusal by Executive to submit to a reasonable medical examination to determine whether Executive is so disabled shall be deemed conclusively to constitute evidence of Executive's disability.

              (l) EXECUTIVE refers to Victor M. Perez.

              (m) EXCLUDED PERSON means any Person who beneficially owns more than 10% of the outstanding shares of the Company's Common Stock at any time prior to the date hereof and any person who acquires from Energy Spectrum Partners LP shares constituting more than 10% of the outstanding shares of the Company's Common Stock on the date of acquisition.

              (n) COMPANY refers collectively to the Company and its subsidiaries and other affiliates.

              (o) INCENTIVE PLAN means the Allis-Chalmers Corporation 2003 Incentive Stock Plan, as amended from time to time.

              (p) INVENTIONS has the meaning ascribed to it in Section 8(a).

              (q) SALARY has the meaning ascribed to it in Section 5(a).

              (r) SEPARATION PAYMENT PERIOD has the meaning ascribed to it in
         Section 7(b)(ii).

              (s) SEPARATION PAYMENTS has the meaning ascribed to it in Section 7(b)(ii).

         SECTION 2. EMPLOYMENT. Company hereby employs Executive, and Executive hereby accepts employment by Company, upon the terms and subject to the conditions hereinafter set forth.

         SECTION 3. DUTIES. Executive shall be employed as the Chief Financial Officer of the Company. Executive agrees to devote substantially all of his business time as is necessary to perform his duties attendant to his executive position with Company. Executive shall be allowed to engage in other activities as an investor as well as participate in activities of charitable organizations of his choice so long as they do not materially interfere with his duties for Company.

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         SECTION 4. TERM. The term of employment of Executive hereunder shall commence on the date of this Agreement and terminate three years hence.

         SECTION 5. COMPENSATION AND BENEFITS. In consideration for the services of Executive hereunder, Company shall compensate Executive as follows (except as set forth herein, Executive acknowledges payment in full of all amounts due to him for services rendered prior to the date hereof):

              (a) SALARY. Company shall pay Executive, semi-monthly in arrears with its normal payroll procedures, a salary which is equivalent to an annual rate of $240,000 (the "Salary"). The Salary may not be decreased at any time during the term of Executive's employment hereunder and shall be reviewed no less than annually by Company. Any increase in the Salary shall be in the sole discretion of the Compensation Committee of the Board of Directors of the Company.

              (b) MANAGEMENT INCENTIVE BONUS. Executive shall be entitled to receive a bonus equal to a maximum of 50% of his Salary based upon the achievement of goals set forth in Schedule A attached hereto (which shall be amended each year in the discretion of the Company). Such bonus shall be paid annually within 30 days after the completion of the Company's audited financial statements for each year. Executive shall also be eligible to receive from Company such annual management incentive bonuses as may be provided in management incentive bonus plans adopted from time to time by Company.

              (c) STOCK OPTIONS In addition, the Compensation Committee of the Company has approved and recommended that the Board of Directors approve the grant to Executive of options to purchase 50,000 shares of the Company's Common Stock pursuant to the Incentive Plan. The exercise price for the options shall be equal to the fair market value of the Company's Common Stock on the date the options are approved by the Board of Directors, and the options shall vest and become exercisable as follows: one-third (16,666 2/3) shall vest on the date of grant and one-third (16,666 2/3) shall vest on each of August 1, 2005 and August 1, 2006 (provided Executive is employed by the Company on such dates).

              (d) VACATION. Executive shall be entitled to three (3) weeks paid vacation per year. Unless otherwise approved by the Compensation Committee of the Board of Directors of the Company, a maximum of ten days accrued vacation not taken in any calendar year shall be carried forward and may be used in the next subsequent calendar year. Executive shall schedule his paid vacation to be taken at times which are reasonably and mutually convenient to both Company and Executive.

              (e) INSURANCE BENEFITS. Company shall provide accident, health, dental, disability and life insurance for Executive under the group accident, health, dental, disability and life insurance plans as may be maintained by Company for its full-time, salaried Executives from time to time.

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              (f) OFFICE SPACE AND EXPENSES. Company shall provide and pay the expenses of maintaining an office for Executive during the term of this Agreement.

              (g) ASSISTANT EXPENSES. Company shall assume and pay all salary and benefits of an Assistant to Executive.

         SECTION 6. EXPENSES. The parties anticipate that in connection with the services to be performed by Executive pursuant to the terms of this Agreement, Executive will be required to make payments for travel, entertainment of business associates and similar expenses. Company shall reimburse Executive for all reasonable expenses of types authorized by Company and incurred by Executive in the performance of his duties hereunder, consistent with past practices. Executive shall comply with such reporting requirements with respect to expenses as Company may establish from time to time.

         SECTION 7. TERMINATION.

              (a) GENERAL. Executive's employment hereunder shall commence on the Commencement Date and continue until the end of the term specified in Section 4, except that the employment of Executive hereunder shall terminate prior to such time in accordance with the following:

                   (i) DEATH OR DISABILITY. Upon the death of Executive during the term of his employment hereunder or, at the option of Company, in the event of Executive's Disability, upon 30 days' notice to Executive.

                   (ii) FOR CAUSE. For "Cause" immediately upon written notice by Company to Executive. A termination shall be for Cause if:

                        (1) Executive commits a criminal act involving
                   dishonesty or moral turpitude; or

                        (2) Executive commits a material breach of any of the
                   covenants, terms and provisions hereof or fails to obey written directions delivered to Executive by the Company's President or Chief Executive Officer which are not inconsistent with Executive's rights under this Agreement.

                   (iii) WITHOUT CAUSE. Without Cause upon notice by the Board of Directors to Executive or upon notice by Executive to the Board if Executive has been Constructively Terminated.

              (b) SEVERANCE PAY.

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                   (i) TERMINATION UPON DEATH OR DISABILITY OR FOR CAUSE.
              Executive shall not be entitled to any severance pay or other compensation upon termination of his employment pursuant to
              Section 7(a)(i) or (ii) except for his Salary earned but unpaid as of the date of termination, unpaid expense reimbursements under
              Section 6 for expenses incurred in accordance with the terms hereof prior to termination, and compensation for accrued, unused vacation as of the date of termination.

                   (ii) TERMINATION WITHOUT CAUSE. In the event Executive's
              employment hereunder is terminated pursuant to Section 7(a)(iii), Company shall pay Executive Separation Payments as Executive's sole remedy in connection with such termination. "Separation Payments" are payments made at the semi-monthly rate of Executive's then current salary in effect immediately preceding the date of termination. Separation Payments shall be made for the lesser of one year following termination of employment or the remaining term of this Agreement (the "Separation Payment Period"), and shall be paid by Company in equal semi-monthly payments in arrears or in accordance with its then-current normal payroll procedure, provided that Company's obligation to make Separation Payments shall be reduced by any amounts earned by Executive for services during the Separation Payment Period. Company shall also pay Executive his Salary earned but unpaid as of the date of termination, unpaid expense reimbursements under
              Section 6 for expenses incurred in accordance with the terms hereof prior to termination, and compensation for accrued, unused vacation as of the date of termination.

         SECTION 8. INVENTIONS; ASSIGNMENT.

              (a) INVENTIONS DEFINED. All rights to discoveries, inventions, improvements, designs and innovations (including all data and records pertaining thereto) that relate to the business of Company, whether or not patentable, copyrightable or reduced to writing, that Executive may discover, invent or originate during the term of his employment hereunder, and for a period of six months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of Company ("Inventions"), shall be the exclusive property of Company. Executive shall promptly disclose all Inventions to Company, shall execute at the request of Company any assignments or other documents Company may deem necessary to protect or perfect its rights therein, and shall assist Company, at Company's expense, in obtaining, defending and enforcing Company's rights therein. Executive hereby appoints Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by Company to protect or perfect its rights to any Inventions.

              (b) COVENANT TO ASSIGN AND COOPERATE. Without limiting the generality of the foregoing, Executive hereby assigns and transfers to Company the world-wide right, title and interest of Executive in the Inventions. Executive agrees that Company may apply for and receive patent rights (including Letters Patent in the United States) for the Inventions in Company's name in such countries as may be determined solely by Company. Executive shall communicate to Company all facts known to Executive relating to the Inventions and shall cooperate with Company's reasonable requests in connection with vesting title to the Inventions and related patents exclusively in Company and in connection with obtaining, maintaining and protecting Company's exclusive patent rights in the Inventions.

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              (c) SUCCESSORS AND ASSIGNS. Executive's obligations under this
         Section 8 shall inure to the benefit of Company and its successors and assigns and shall survive the expiration of the term of this Agreement for such time as may be necessary to protect the proprietary rights of Company in the Inventions.

         SECTION 9. CONFIDENTIAL INFORMATION.

              (a) ACKNOWLEDGMENT OF PROPRIETARY INTEREST. Executive acknowledges the proprietary interest of Company in all Confidential Information. Executive agrees that all Confidential Information learned by Executive during his employment with Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, is and shall remain the exclusive property of Company. Executive further acknowledges and agrees that his disclosure of any Confidential Information will result in irreparable injury and damage to Company.

              (b) CONFIDENTIAL INFORMATION DEFINED. "Confidential Information" means all confidential and proprietary information of Company, including without limitation (i) information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data, (iv) proprietary computer programs and codes, (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) client lists, (viii) historical financial information and financial projections, (ix) pricing formulae and policies, (x) all other concepts, ideas, materials and information prepared or performed for or by Company and (xi) all information related to the business, products, purchases or sales of Company or any of its suppliers and customers, other than information that is publicly available.

              (c) COVENANT NOT TO DIVULGE CONFIDENTIAL INFORMATION. Company is entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the employment of Executive and for the compensation being paid to Executive by Company, Executive agrees at all times during the term of his employment hereunder and thereafter to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to his professional advisors (who have the obligation to maintain the confidentiality of such information) and to persons engaged by Company to further the business of Company, and not to use except in the pursuit of the business of Company, the Confidential Information, without the prior written consent of Company.

              (d) RETURN OF MATERIALS AT TERMINATION. In the event of any termination or cessation of his employment with Company for any reason, Executive shall promptly deliver to Company all documents, data and other information derived from or otherwise pertaining to Confidential Information. Executive shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Confidential Information.

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         SECTION 10. NONCOMPETITION.

              (a) Until termination of Executive's employment hereunder, Executive shall not do any of the following:

                   (i) engage directly or indirectly, alone or as a shareholder, partner, director, officer, Executive of or consultant to any other business organization, in any business activities that:

                        (1) relate to the oil and gas drilling services industry
                   (the "Designated Industry"); or

                        (2) were either conducted by Company prior to the
                   termination of Executive's employment hereunder or proposed to be conducted by Company at the time of such termination;

                   (ii) approach any customer or supplier of Company in an
              attempt to divert it to any competitor of Company in the Designated Industry; or

                   (iii) solicit or encourage any employee or Executive of
              Company to end his relationship with Company or commence any such relationship with any competitor of Company.

              (b) Executive's noncompetition obligations hereunder shall not preclude Executive from owning less than five percent of the common stock of any publicly traded corporation conducting business activities in the Designated Industry. If at any time the provisions of this
         Section 10 are determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10 shall be considered divisible and shall be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Executive agrees that this
         Section 10 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

         SECTION 11. GENERAL.

              (a) NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given upon delivery if delivered personally or via written telecommunication, or five days after mailing if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party in accordance with this Section 11(a):

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         If to Company, to:                with a copy to:

         Allis-Chalmers Corporation        Joseph P. Bartlett
         7660 Woodway, Suite 200           Spolin Silverman Cohen & Bartlett LLP
         Houston, Texas  77063             1620 26th Street, Suite 2000 North
                                           Santa Monica, CA  90404

         If to Executive, to the last address for Executive appearing on the Company's records

              (b) WITHHOLDING. All payments required to be made to Executive by Company under this Agreement shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.

              (c) EQUITABLE REMEDIES. Each of the parties hereto acknowledges and agrees that upon any breach by Executive or Company of his or its obligations hereunder, Company and Executive shall have no adequate remedy at law and accordingly shall be entitled to specific performance and other appropriate injunctive and equitable relief.

              (d) SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

              (e) WAIVERS. No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

              (f) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

              (g) CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

              (h) REFERENCE TO AGREEMENT. Use of the words "herein," "hereof," "hereto," "hereunder" and the like in this Agreement refer to this Agreement only as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.

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              (i) BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the personal representatives and heirs of Executive and the successors and assigns of Company. This Agreement may be assigned by the Company or any Company to any Company or, subject to Section 7(b)(iii), to any successor to all or substantially all of the Company's business as a result of a merger, consolidation, sale of stock or assets, or similar transaction; provided that in the event of any such assignment, the Company shall remain liable for all of its obligations hereunder and shall be liable for all obligations of all such assignees hereunder. If Executive dies while any amounts would still be payable to him hereunder, such amounts shall be paid to Executive's estate. This Agreement is not otherwise assignable by Executive.

              (j) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

              (k) GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without regard to its choice of law principles.

              (l) GENDER AND NUMBER. The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

         EXECUTED as of the date and year first above written.

                             Allis-Chalmers Corporation

                             By /s/ Munawar H. Hidayatallah
                                ------------------------------------------------
                                Munawar H. Hidayatallah, Chief Executive Officer

                             EXECUTIVE

                             /s/ Victor M. Perez
                             -------------------
                             Victor M. Perez

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                                   SCHEDULE A

                                BONUS CALCULATION

Executive's bonus shall be based upon the performance of his duties as Chief Financial Officer and in particular his leadership ability to enable the Company to meet the following goals:

1. Maintain covenant compliance on bank lines of credit

2. Implement Sarbanes-Oxley including implementation of internal controls by June 30, 2005

3. Install internal controls verifying performance by JV partner's contractual obligations in Mexico

4. Meeting EBITDA and income targets

5. Maintain target debt to equity ratios

6. Obtain debt and equity financing for acquisitions

7. Increase operating margins

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